Filed Pursuant to Rule 424(b)(7)

Registration No. 333-272628

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated September 14, 2023)

Zura Bio Limited

Resale of 30,251,124 Class A Ordinary Shares

Resale of 3,782,000 Pre-Funded Warrants to Purchase Class A Ordinary Shares

Resale of 5,910,000 private placement warrants to Purchase Class A Ordinary Shares

Issuance and Resale of up to 3,782,000 Class A Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants

Issuance and Resale of up to 5,910,000 Class A Ordinary Shares upon the exercise of the private placement warrants

Issuance of up to 6,899,996 Class A Ordinary Shares upon the exercise of Public Warrants

This prospectus supplement updates and amends the selling securityholders (each, a “selling securityholder” and collectively, the “selling securityholders”) information contained in the prospectus dated September 14, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-272628) of Zura Bio Limited (the “Company”, “we”, “our” or “us”), and relates to (i) up to 30,251,124 Class A Ordinary Shares of Zura Bio Limited (“Zura”), a Cayman Islands exempted company, par value $0.0001 per share (“Class A Ordinary Shares”), (ii) 5,910,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the JATT Acquisition Corp (“JATT”) initial public offering, (iii) 5,910,000 Class A Ordinary Shares underlying the private placement warrants, (iv) 3,782,000 pre-funded warrants to purchase Class A Ordinary Shares (“Pre-Funded Warrants”), and (v) 3,782,000 Class A Ordinary Shares underlying the Pre-Funded Warrants.

This prospectus supplement is being filed solely for the purpose of updating the selling securityholders of certain private placement warrants as listed below.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2024.

SELLING SECURITYHOLDERS

The following information, presented as of May 31, 2024, is being provided to update the selling securityholder table in the Prospectus to register 4,248,319 private placement warrants owned by certain selling securityholders below. Where the name of a selling securityholder identified in the table below also appears in the Selling Secuityholders table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

	Warrants to Purchase Ordinary Shares
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percentage Beneficially Owned After Offering(2)
AIMCO (1)	95,850	95,850	-	-
HB Strategies LLC (2)	78,933	78,933	-	-
Hudson Bay Capital Structure (3)	16,917	16,917	-	-
Schenkel Family One LLC (4)	87,900	87,900	-	-
Magnetar Capital Master Fund, Ltd (5)	18,019	18,019	-	-
Magnetar Constellation Fund II, Ltd (6)	1,982	1,982	-	-
Magnetar Constellation Master Fund, Ltd (7)	6,307	6,307	-	-
Magnetar Lake Credit Fund LLC (8)	1,964	1,964	-	-
Magnetar SC Fund Ltd (9)	1,568	1,568	-	-
Magnetar Structured Credit Fund, LP (10)	2,252	2,252	-	-
Magnetar Xing He Master Fund Ltd (11)	2,433	2,433	-	-
Meteora Capital Partners (12)	71,888	71,888	-	-
Purpose Alternative Credit Fund - T LLC (13)	396	396	-	-
Purpose Alternative Credit Fund Ltd (14)	1,117	1,117	-	-
Verender Badial (15)	420,519	420,519	-	-
JATT Ventures, L.P. (16)	2,783,701	2,783,701	-	-
Someit Sidhu (17)	656,573	656,573	-	-
Total	4,248,319	4,248,319	-	-

(1) Consists of 95,850 private placement warrants.

(2) Consists of 78,933 private placement warrants.

(3) Consists of 16,917 private placement warrants.

(4) Consists of 87,900 private placement warrants.

(5) Consists of 18,019 private placement warrants.

(6) Consists of 1,982 private placement warrants.

(7) Consists of 6,307 private placement warrants.

(8) Consists of 1,964 private placement warrants.

(9) Consists of 1,568 private placement warrants.

(10) Consists of 2,252 private placement warrants.

(11) Consists of 2,433 private placement warrants.

(12) Consists of 71,888 private placement warrants.

(13) Consists of 396 private placement warrants.

(14) Consists of 1,117 private placement warrants.

(15) Consists of 420,519 private placement warrants.

(16) Consists of 2,783,701 private placement warrants.

(17) Consists of 656,573 private placement warrants.

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